Exhibit 99.4

TRINITY CAPITAL CORPORATION

Up to 2,105,263 Shares of Voting Common Stock Issuable Upon the Exercise of Subscription Rights

THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE PROSPECTUS OF TRINITY CAPITAL CORPORATION, DATED SEPTEMBER [__], 2017 (THE “PROSPECTUS”).

The undersigned, a broker, dealer, custodian bank, or other nominee (the “Nominee Holder”) of nontransferable subscription rights (the “Subscription Rights”) to purchase shares of voting common stock of Trinity Capital Corporation (the “Company”) pursuant to the rights offering described and provided for in the Prospectus, hereby certifies to the Company, Continental Stock Trust & Transfer Company, as subscription agent for the rights offering, and Boenning & Scattergood, Inc., as financial advisor for the rights offering, that the undersigned has exercised, on behalf of the beneficial owners thereof listed below (which may include the undersigned), the rights to purchase the number of shares of voting common stock specified below pursuant to the basic subscription right, and on behalf of beneficial owners of rights who have exercised their basic subscription right in full, the right to purchase the number of additional shares of voting common stock pursuant to the over-subscription privilege, listing separately for each exercising beneficial owner, each exercised basic subscription right and the related over-subscription privilege, if any:

Identity of Beneficial Owner	Number of Shares of Voting Common Stock Owned on the Record Date	Number of Shares Subscribed For Pursuant to Basic Subscription Right	Number of Shares Subscribed For Pursuant to Over-subscription Privilege
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Print Name of the Nominee Holder:
By:
Printer Signer’s Name:
Print Title:
Contact Name:
Contact Phone Number: